NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405

        COLUMBUS MCKINNON CORPORATION COMPLETES SALE OF LISTER DIVISION, BLAINE WA MAKER OF LARGE SPECIALTY CHAIN, TO WASHINGTON CHAIN & SUPPLY, INC.

     AMHERST, NY, March 2, 2004-- Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of material handling products, today announced the sale of the net assets of its Lister division to Washington Chain & Supply, a Seattle, WA manufacturer and distributor of commercial and military marine mooring hardware, for $2.5 million in cash. The proceeds of the sale will be applied to debt reduction.

For the 12 months ended December 28, 2003, Lister contributed sales of $4.4 million to Columbus McKinnon's consolidated net sales of $442.2 million and operating income of $0.6 million. Columbus McKinnon will record a pre-tax charge of $1.6 million as a loss on the sale of the Lister division in its fiscal 2004 fourth quarter which will end on March 31, 2004.

Timothy T. Tevens, Columbus McKinnon President and Chief Executive Officer commented, "As a manufacturer of large chain primarily geared to specialty marine applications, Lister was not an essential strategic fit with the rest of our chain product line which has broad use in most industrial markets. Lister's revenues represented less than seven percent of our sales of chain products, and the sale of this division does not affect Columbus McKinnon's market position as a leading North American manufacturer of chain and forgings. The Lister transaction is the second completed sale of several less synergistic businesses Columbus McKinnon is currently considering for divestiture."

Lister is located in Blaine, Washington. The new owners will operate the facility as Lister Chain and Forge, Inc. and its 22 employees will become employees of the new company, which will continue to operate in its Blaine, WA plant.

Fleet M&A Advisors acted as financial advisor to Columbus McKinnon on the divestiture.

Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

         This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the Company's ability to amend its debt covenants with its lenders, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

                                       ###